Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Jason Pharmaceuticals, Inc., its affiliates, subsidiaries, predecessors, successors and assigns, and their officers, directors, trustees, employees, agents, attorneys, representatives, insurers, employee benefit plans, fiduciaries, and administrators (past, present and future) (individually and collectively referred to as the “Company” or the “Employer”), and Stephen Johnson “Employee”). Employee’s employment relationship with the Company is terminating effective August 5, 2021. The Company wishes to provide Employee with a severance to assist him in his transition and separation from employment with the Company. Based on the mutual promises contained herein and other good and valuable consideration, Company and Employee agree as follows:

1.            Employment Status. The employment relationship will end effective August 5, 2021 (the “Termination Date”).

2.            Severance. The Employer shall provide Employee with severance pay representing 24 weeks of pay at Employee’s regular pay rate, totaling $106,962. Said severance will be subject to all legally required withholdings and deductions and will be paid in one lump sum within 14 days after the Effective Date of this Agreement, as defined in Paragraph 18 of this Agreement.

3.            Employee Benefits. To the extent Employee was a participant in Employer’s medical, dental, and/or vision plans (collectively, “Health Insurance”), Employee’s health coverage will terminate on the last day of the month for which the Employee was terminated. Regardless of whether the Employee signs this Agreement, if Employee is eligible for and elects continued benefits under COBRA, in accordance with the American Recovery Plan Act (“ARPA”), Employer will cover 100% of the COBRA premiums through September 30, 2021. If Employee signs this Agreement, as additional consideration for the promises contained herein, Employer agrees to cover its portion of the premium for Employee’s continued coverage for Health Insurance from October 1, 2021 to February 28,2022. After the Employer’s contributions cease, Employee may continue COBRA coverage for the remainder of the COBRA eligibility period by paying the full COBRA premium amount at his own expense. Information regarding this COBRA benefit will be sent to Employee from Benefit Express. Participation in the 401(k) Plan and disability and life insurance benefits coverage will terminate on the Termination Date; however, Employee will be entitled to any vested rights, which are governed by the Employer’s 401(k) Plan. Employee will receive payment for all accrued and unused “Paid Time Off” (“PTO”) as of the close of business on the Termination Date.

4.            Bonuses and Other Awards. Employee will not be eligible for any additional bonus or, other than the Severance Payments provided for herein, any other payments of any kind as of the Termination Date.

5.            Outplacement Benefits. Employee will eligible for six months outplacement services. Information related to these services will be provided to Employee within two weeks of the Effective Date of this Agreement.

6.            Company Property. Employee shall return all Company property to Company on the Termination Date. Employee also agrees and authorizes Company to deduct from Employee’s final pay and/or severance pay any amounts for obligations owed by Employee to Company for unpaid personal corporate credit card balances, personal telephone calls, costs of unreturned company property (including, without limitation, computers and keys), and other debts and obligations to the Company. Such amounts shall be documented in writing by the Company and such documentation shall be submitted to Employee prior to such deduction.

7.            Non-Competition, Non-Disclosure and Confidential Information. The parties agree that the “Employee Nondisclosure/Non-Compete Agreement” executed by Employee when hired, is incorporated by reference in this Agreement and remains in full force and effect after the Termination Date, including without limitation the provisions relating to the non-disclosure of Confidential Information. Employee shall not retain any Confidential Information or copies thereof, all of which (whether in hard copy or electronic format) Employee shall return to the Company on or before the Termination Date.

8.            Non-Disparagement. Employee agrees not to disparage Company or any of Company’s subsidiaries, affiliates, directors, officers, employees and agents, as well as the directors, officers, employees and agents of Company’s subsidiaries and affiliates. Employee’s non-disparagement obligation includes, but is not limited to, the making of disparaging verbal comments to others or publication of documents containing disparaging statements, either electronically or in hard copy formats. This clause does not bar Employee from truthfully testifying, assisting or participating in any investigation, proceeding or hearing conducted by any governmental administrative agency.

9.            Cooperation During Remaining Employment, Continuation Pay Period and Thereafter. At any time following the Termination Date, Employee agrees to cooperate fully and completely with Company, its advisors, and its legal counsel and respond to questions candidly and truthfully with respect to any internal inquiry or investigation, any federal, state, or local agency investigation, and/or any legal proceeding involving Company. Such cooperation shall include Employee making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, providing advice to Company to assist Company to respond to or defend against any pending or potential claims against the Company, or providing other assistance needed by Company. Company agrees to reimburse Employee for all reasonable out-of-pocket expenses incurred in connection with rendering such services. If Employee is compelled by legal process to appear or participate in any non-criminal proceeding that involves or is brought against Company, Employee shall promptly disclose to Company the substance of Employee’s planned testimony and production.

10.          References. Company will only verify Employee's dates of employment and salary and job held on termination.

11.            General Release and Covenant Not to Sue.

(a)            In consideration for the Severance payment and other benefits set forth above, except as provided below in Paragraph 11(e) below, for Employee and Employees heirs and personal representatives, Employee hereby releases and forever discharges Employer, and its subsidiaries, affiliates, successors, benefit plans, and funds, and their current and former directors, officers, employees and shareholders (the “Released Parties”), from and against all liability, damages, actions and claims of any kind whatsoever, known and unknown, that Employee now has or may have had, or thereafter claim to have, on behalf of Employee or any other person or entity, at any time, arising out of, or relating in any way to, any acts or omissions done or occurring in whole or in part prior to and including the date Employee signs this Agreement, including, but not limited to, all such matters arising out of, or related in any way to, Employee’s employment or termination of employment with Employer. Employee expressly acknowledges and agrees that, to the maximum extent permitted by law, this General Release includes, but is not limited to, Employee’s release of any tort, contract and other common law claims and any claims under Title VII of the Civil Rights Act of 1964 and 1991, 42 U.S.C. § 2000(e) et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 794, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, 29 U.S.C. § 206(4) et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Genetic Information Non-Discrimination Act, the anti-discrimination provisions of the Maryland Code, or any other federal, state or municipal law or ordinance relating to discrimination in employment, or any other law or regulation, known or unknown to Employee at the time of the execution of this Agreement, saving and excepting, however, any and all obligations of or claims against the Employer arising by virtue of the terms and conditions of this Agreement.

(b)           With respect to any claim that is not subject to the foregoing release, Employee further waives and gives up any right to become, and promises not to consent to become, a member of any class or collective action, or otherwise participate in any putative or certified class, collective or multi-party action or proceeding, in a case in which claims are asserted against Employer or any of the Released Parties that are related in any way to Employee’s employment, wages or compensation, or the termination of Employee’s employment. If, without Employee’s prior knowledge and consent, Employee is made a member of a class in any proceeding, Employee agrees to opt out of the class at the first opportunity.

(c)            By signing this Agreement, Employee also expressly acknowledges and represents that Employee (i) has suffered no injuries or occupational diseases arising out of or in connection with Employee’s employment with Employer; (ii) has received all wages to which Employee was entitled as an employee of Employer; (iii) has received all leave to which Employee was entitled under the Family and Medical Leave Act of 1993 (“FMLA”); and (iv) is not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act (“FLSA”).

(d)            Except as provided in Paragraph 11(e) below, Employee agrees not to file, join in or prosecute any lawsuits against Employer or any of the other Released Parties, concerning any matter, act, occurrence, or transaction which arose on or before the date Employee signs this Agreement. Employee expressly represents that as of the date that Employee signs this Agreement, Employee has not filed any grievances, claims, complaints, administrative charges or lawsuits against Employer or any Released Party.

(e)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will waive, relinquish, diminish, or in any way affect (i) any vested rights that Employee may have under Company retirement plans; (ii) Employee’s right to challenge the validity and enforceability of this Agreement’s release of claims under the Age Discrimination in Employment Act of 1967, as amended (ADEA); (iii) any rights or claims that may arise after the date of execution of this Agreement; and (iv) any rights or claims that, as a matter of law, cannot be released or waived. Employee is not precluded from filing a charge or complaint with any governmental administrative agency (such as the EEOC or OSHA) or participating in a government investigation; however, to the maximum extent permitted by law, Employee expressly waives Employee’s right to any monetary recovery or any other individual relief in connection with any charge or other administrative charge or should any federal, state or local administrative agency or any other person pursue any claims on Employee’s behalf arising out of or related to Employee’s employment with Employer and/or the termination of that employment, except that Employee may receive and fully retain a monetary award from a government-administered whistleblower program.

12.            Nondisclosure of Terms; Evidence.

(a)            Employee agrees that the terms and conditions, as well as the fact of, this Agreement are and shall remain strictly confidential.

(b)            Except as specifically set forth in this paragraph below, Employee shall not disclose the existence of, or any term of this Agreement, in whole or in part, to any individual or entity, except (i) Employee’s spouse and/or attorney and/or financial advisor, who shall be advised of the nondisclosure provisions of this paragraph; (ii) to the extent disclosure is required by a final and binding court order or other compulsory process; or (iii) where disclosure is required by law. Upon Employee’s receipt of any order, subpoena, or other compulsory process demanding production or disclosure of this Agreement, Employee agrees that no later than ten business days prior to the date that such disclosure is to be made, Employee will notify the Company’s General Counsel in writing at 100 International Drive, 18th Floor, Baltimore, MD 21202 of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure.

(c)            The parties understand and agree that this Agreement shall not be admissible as evidence in any court or administrative proceeding, except that Company or Employee may submit this Agreement to an appropriate judicial forum in the event of its alleged breach.

13.            Defend Trade Secrets Act Notice. Employee is hereby notified of the following: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the any document containing the trade secret is filed under seal, and the individual does not disclose the trade secret, except pursuant to court order.

14.            Knowing and Voluntary Waiver. Employee agrees that Employee has had an opportunity to thoroughly discuss all aspects of this Agreement with Employee’s private attorney; that Employee understands all provisions of the Agreement; and that Employee is knowingly and voluntarily entering into this Agreement.

15.            No Admission. This Agreement shall not in any way be construed as an admission by the Company or any of its officers, employees or agents of any wrongful conduct or discrimination against, or any liability whatsoever to Employee, and the Company specifically disclaims any liability to Employee.

16.            Integration. This Agreement shall be binding on the assigns and heirs of the Employee and on the purchasers and assigns of the Company. This Agreement contains the entire understanding of the parties, and shall not be changed except by another written, signed Agreement.

17.            Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

18.            Acceptance of Agreement; Revocation; Notice of Rights. Employee understands and agrees that Employee may be waiving significant legal rights by signing this Agreement and acknowledges that Employee is executing this Agreement voluntarily and of Employee’s own free will, and that Employee fully understands the terms of this Agreement. Employee further acknowledges, agrees, and understands that:

(a)            The consideration that is being provided to Employee under this Agreement is of significant value and in addition to what Employee otherwise would be entitled.

(b)            Employee is being advised in writing to consult with an attorney before signing this Agreement.

(c)            Employee is being given a period of 21 days from the date of this Agreement within which to review and consider this Agreement (“Consideration Period”) before signing it. Employee may not sign this Agreement any sooner than the Termination Date.

(d)            Employee may revoke this Agreement by delivering written confirmation of revocation to Jason Groves, General Counsel, 100 International Drive, 18th Floor, Baltimore, MD 21202 within seven (7) days after Employee signs the Agreement, and this Agreement shall not become effective and enforceable until such seven-day period has expired. Accordingly, the “Effective Date” of this Agreement shall be the eighth day following Employee’s signing of this Agreement, provided Employee has not revoked this Agreement before then. Unless Employee executes this Agreement and delivers it to Mr. Groves within the Consideration Period, and absent an agreement between the Parties extending that period, this Agreement shall be deemed withdrawn and rendered null and void.

Agreed and Accepted:

Jason Pharmaceuticals, Inc.		Stephen Johnson

/s/ Claudia Greninger		/s/ Stephen Johnson

Date:	8/26/2021	Date:	8/26/2021

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